BILL OF SALE AND RELEASE AGREEMENT

      This Bill of Sale and Release Agreement ("Agreement") is made and entered into by and between Neutral Posture Ergonomics, Inc. ("NPE" or the "Company") and David W. Campbell ("Employee").

      WHEREAS, the Company has employed Employee as President;

      WHEREAS, Employee and the Company have agreed that Employee will cease his employment with the Company;

      WHEREAS, NPE and Employee have agreed to resolve any and all potential disputes, claims, or causes of action which have or may have arisen between them and growing out of Employee's employment with the Company;

      NOW, THEREFORE, in consideration of the following mutual promises, payments and conditions contained in this Agreement, and effective on the eighth day following Employee's execution of this Agreement ("Effective Date"), the parties voluntarily agree as follows:

      1. SEVERANCE DATE. Employee's employment with NPE has ended as of May 15, 1999 ("Last Day Worked").

      2. SEVERANCE PAYMENT. The Company will pay Employee a sum in the aggregate gross amount of $71,700, less applicable federal tax and social security withholding, as well as any other sums owed to NPE by Employee; such sum payment will be made to Employee in semi-monthly amounts payable on the fifteenth and last day of each month beginning May 30, 1999 until December 31, 1999. This
Section 2 shall be deemed to amend and supercede all payment obligations under the Employment Agreement, dated as of July 1, 1997, between NPE and Employee, but does not in any way amend or change the obligations and rights under Article 2 and 3 of the Employment Agreement.

      3. BILL OF SALE. Employee hereby transfers, sells and assigns unto NPE (i) options dated April 1, 1996 to purchase 100,000 shares of common stock of NPE, par value $.01 per share ("Common Stock"), free and clear of all liens, claims and encumbrances of any kind whatsoever, and (ii) 200,000 shares of Common Stock, free and clear of all liens, claims and encumbrances of any kind whatsoever, in exchange for delivery by NPE herewith of the following: (i) $390,509 in immediately available funds and (ii) the extinguishment and repayment in full of all amounts owed NPE by Employee (x) under that certain Promissory Note in the original principal amount of $32,225, dated as of June 30, 1996, issued by Employee in favor of NPE plus interest owed in the amount of $6,949, (y) under that certain Promissory Note in the original principal amount of $106,225, dated as of April 30, 1997, issued by Employee in favor of NPE plus interest owed in the amount of $16,266, and (z) for $5,000 moving expense that NPE provided to Employee. The options and the shares of Common Stock owned by Employee are being transferred and sold to the Company in consideration for Employee's release. Employee acknowledges that he is not already entitled to such payments and the right to transfer his options and shares of Common Stock to the Company.

      4. MEDICAL AND DENTAL BENEFITS. Employee shall be covered under the medical and dental plans in which Employee has elected to participate as of the Last Day Worked until December 31, 1999.

      After such time, the Company's health care program benefits will be provided in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the terms of the Company's health care program, as it may be amended form time to time. Employee may continue medical only, or medical and dental coverage for 18 months at the then-current COBRA rates. Full details of Employee's rights and obligations under COBRA will be sent under separate cover.

      5. LIFE INSURANCE. Employee will continue to be covered by the Company's supplemental life insurance policy until August 20, 1999. NPE shall pay 50% of the life insurance premium due on May 20, 1999 and shall withhold the remainder of such premium from Employee's severance payment due hereunder. Employee has until August 20, 1999 to convert the insurance coverage to an individual policy by directly contacting and arranging the conversion through an agent of First Colony Life Insurance Company.

      6. SHORT-TERM DISABILITY/LONG-TERM DISABILITY. Coverage under the Company's short-term disability program and/or long-term disability insurance policy will end on Employee's Last Day Worked.

      7. OTHER BENEFITS. Any benefits not specifically stated in this Agreement to continue beyond Employee's Last Day Worked shall cease on Employee's Last Day Worked, unless provided otherwise in the relevant plan or policy or by law.

      8. COVENANT OF COOPERATION. Employee agrees to cooperate with NPE in any litigation or administrative proceedings (E.G., EEOC charges) involving any matters with which Employee was involved during Employee's employment with the Company.

      9. RELEASE. In consideration of the above payments and agreements by NPE, Employee forever and unconditionally releases and discharges NPE and any of its parent or affiliate companies or divisions and each of their owners, directors, officers, employees, assigns, representatives or agents ("Releasees") from any and all claims, complaints, or causes of action relating to or arising out of Employee's employment with Company and arising up to the date of execution of this Agreement. Such release encompasses, but is not limited to, any and all claims by Employee for wages, salary, bonuses, or other benefits of employment with NPE (except as provided in the last sentence of this paragraph). Such release also encompasses, but is not limited to, all claims under federal or state tort or common law, express or implied contract or any federal, state, or local statutes, including Title VII, the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Texas Workers' Compensation Act, and the Texas Commission on Human Rights Act (except as provided in the last sentence of this paragraph). THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, ANY CLAIM ARISING OUT OF EMPLOYEE'S EMPLOYMENT WITH NPE EXCEPT FOR EMPLOYEE'S POTENTIAL CLAIMS (i) RELATING TO PAYMENTS OR BENEFITS PAYABLE TO HIM UNDER THIS AGREEMENT OR (ii) RELATING TO SECTION 3.11 OF THE EMPLOYMENT AGREEMENT, DATED AS OF JULY 1, 1997, AS AMENDED HEREBY, BETWEEN NPE AND EMPLOYEE.

      In consideration of the above payments and agreements by Employee, NPE forever and unconditionally releases and discharges Employee from any and all claims, complaints, or causes of action relating to or arising out of Employee's employment with NPE (except as provided in the following sentence.) THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, ANY CLAIM ARISING OUT OF EMPLOYEE'S EMPLOYMENT WITH NPE EXCEPT FOR NPE'S POTENTIAL CLAIMS UNDER (i) THIS AGREEMENT OR (ii) THE PROVISIONS OF THE EMPLOYMENT

AGREEMENT, DATED AS OF JULY 1, 1997, AS AMENDED HEREBY, BETWEEN NPE AND
EMPLOYEE.

      10. WAIVER OF RIGHTS. Employee further agrees that he will not file any complaint, petition, or lawsuit against NPE or any of the Releasees with any state or federal court, except for any such lawsuit specifically required for Employee's enforcement of this Agreement. If Employee or anyone acting on his behalf files any such lawsuit, petition, complaint, or if any court assumes jurisdiction of any lawsuit, petition or complaint charge against NPE or any of the Releasees regarding or involving Employee's employment with NPE, Employee will immediately request such agency or court to withdraw from the matter and dismiss said action. Employee will also reimburse NPE and the Releasees for all costs, including attorneys' fees, incurred as a result of such complaint, petition, lawsuit, or charge.

      11. NON-ADMISSION. This Agreement shall not in any way be construed as an admission by NPE of any illegal act(s) or violation of any federal, state, or local statute, law, ordinance, or of any breach of any express or implied contract or any right whatsoever against Employee or any other person. NPE further specifically disclaims any such illegal, or wrongful act or violation against Employee or any other person.

      12. BINDING EFFECT OF THIS AGREEMENT. This Agreement, together with the obligations of Employee under the Employment Agreement, as amended hereby, dated as of July 1, 1997, between NPE and Employee, (i) constitute the entire agreement between the parties relating to the subject matter hereof, and (ii) supersede all previous understandings and agreements between the parties relating to the subject matter hereof, both oral and written. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon the respective heirs, third party beneficiaries, administrators, representatives, executors, successors and permitted assigns of the parties hereto.

      13. SPECIFIC REMEDY. As a further material inducement to enter into this Agreement, a party breaching this Agreement must reimburse the non-breaching party for any and all loss, cost, damage or expense, including without limitation, attorneys' fees arising out of any such breach of this Agreement. In addition, any breach of this Agreement will entitle the non-breaching party to seek injunctive relief and to recover any actual damages incurred as a result of such breach.

      14. SEVERABILITY. Should any provision of this Agreement be declared to be or determined to be illegal or invalid, the validity of the remaining parts of this Agreement will not be affected.

      15. NO RELIANCE ON OTHER STATEMENTS. Each party to this Agreement expressly warrants and represents that, in entering into this Agreement, he, she or it is not relying on any promise, agreement or statement, whether oral or written, that is not set forth in this Agreement or in the Employment Agreement, as amended hereby. Specifically, each of the parties acknowledges, in signing this Agreement, that it is not relying on any promise, agreement or statement, whether written or oral, not expressly contained in this Agreement or in the Employment Agreement, as amended hereby (i) by any person that has been made by a party to this Agreement or (ii) by any agent of a party to this Agreement.

      16. REVOCATION PERIOD. The parties agree that Employee may revoke this Agreement within seven (7) days from the date of his execution of this Agreement.

      17. OPPORTUNITY TO REVIEW. By Employee's signature below, he represents and confirms that he: (a) has read this Agreement carefully and completely, (b) has been given a period of at least twenty-one

(21) days to consider and review this Agreement, (c) has been informed of his right to consult with legal and financial counsel and has had ample opportunity to do so, (d) understands and agrees to all the provisions contained in this Agreement, and (e) is signing freely and voluntarily, without duress, coercion or undue influence.

      PLEASE READ CAREFULLY. THIS BILL OF SALE AND RELEASE AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AS OF THE DATE OF THIS AGREEMENT, AS WELL AS ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AGAINST NEUTRAL POSTURE ERGONOMICS, INC.


                                    /S/ DAVID W. CAMPBELL
                                        David W. Campbell


      Signed in Dallas, Texas on the 17 day of May, 1999.


                                    /S/ MARILYN CAMPBELL
                                        Marilyn Campbell


      Signed in Dallas, Texas on the 17 day of May, 1999.


                                    NEUTRAL POSTURE ERGONOMICS, INC.


                                    By:/s/ REBECCA E. BOENIGK
                                           Rebecca E. Boenigk
                                           Chief Executive Officer


      Signed in Bryan, Texas on the 17 day of May, 1999.

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